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                                     May 28, 1997


Mr. Ram Singla
KR International Foods, Inc.
Post Office Box 492023
Denver, CO  80249-2023

    Re:  LETTER OF INTENT TO ACQUIRE ASSETS OF  KR INTERNATIONAL FOODS, INC.

Dear Ram:

This letter sets forth the basic terms on which Creative Host Services, Inc., a California corporation ("CHS"), proposes to acquire certain of the assets and liabilities of KR International Foods, Inc., a Colorado corporation ("KR"), used in connection with the operation of food and beverage concessions at the Denver International Airport (the "Business").

    1. ASSETS AND LIABILITIES TO BE TRANSFERRED. CHS hereby proposes to acquire from KR all of KR's assets used in the operation of the Business, including the inventory and supplies present on the premises at closing, fixtures and equipment, active contracts rights including leases and service contracts (collectively, the "Assets"). In addition, CHS would release KR from the franchise agreement dated August 23, 1993 between CHS and KR (the "Franchise Agreement") and would assume the obligations of certain contracts including the concession contract with Denver International Airport (including the right to operate the existing concession and the three additional concessions that have been awarded), maintenance contracts, trade payables, leases and service contracts, and other contractual obligations, (the "Related Liabilities"). The Related Liabilities will not include any liabilities arising out of employment related matters or any liabilities not incurred in the ordinary course of business.

    2.   PURCHASE PRICE.  The purchase price for the Assets, shall consist of
(i) cash in the amount of $250,000 which is anticipated to be paid from the proceeds of CHS's intial public offering, (ii) 100,000 shares of CHS's unregistered Common Stock and (iii) the assumption of the Related Liabilites. KR will enter into a lock-up agreement, prohibiting KR from selling the Common Stock for a period of one year.

    3. MANAGEMENT CONTRACT. CHS will enter into an employment agreement with you which will provide that you will manage CHS's concession facility it has been awarded at the JFK International Airport in New York. The employment agreement will provide for compensation in the amount of 50% of the earnings before interest, depreciation and taxes of the CHS operations at that concession. In addition, CHS will grant you a right of first refusal to negotiate a management contract for any other concession CHS acquires at JFK or any other airport in the State of New York, plus Newark International Airport. The specific terms of any management contract for additional facilities will be negotiated as new concessions are awarded in New York. In managing the various concessions you will be held to certain performance standards consistent with your obligations under the Franchise Agreement.

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Mr. Ram Singla
May 28, 1997
Page 2

    4. EMPLOYEES. Concurrently with the sale of the Assets, KR will terminate all of its employees and will pay all wage and employment-related obligations owed to them by KR as of the date of closing. CHS intends to hire some or all of the employees, and KR will facilitate re-employment discussions between CHS and the employees in that regard.

    5. CONDITIONS AND CERTAIN TERMS. The consummation of the sale of the Assets is subject to the following conditions:

         (a) the negotiation of a mutually acceptable definitive purchase agreement (the "Purchase Agreement") containing representations and warranties, affirmative and negative covenants and conditions customary in transactions of this type.

         (b) the execution, delivery and consummation of the Purchase Agreement shall be approved by the Board of Directors of KR and Buyer, including approval by the shareholders of each to the extent required by law.

         (c) there shall not be any litigation or governmental proceeding seeking to enjoin or challenging, or seeking damages in connection with, the Transaction that, in KR's or Buyer's judgment, makes it inadvisable to proceed with the execution of the Purchase Agreement or the Transaction;

    6. COOPERATION. CHS will cooperate fully with KR, and KR will cooperate with CHS in taking all appropriate action to negotiate, and execute a definitive Purchase Agreement for this transaction. Upon execution of the definitive Purchase Agreement, CHS and KR will use their respective best efforts promptly to obtain all necessary third party or governmental consents.

    7. ANNOUNCEMENTS. Pending the execution and delivery of the Purchase Agreement, the timing and content of all announcements regarding any aspect of the transaction to the financial community, government agencies, employees or the public generally will be mutually agreed upon in advance (unless CHS or KR is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law). KR recognizes that CHS is in registration and is restricted in its ability to make public disclosures.

    8. EXPENSES. CHS and KR will each be responsible for its own fees and expenses in connection with this transaction, including fees of their respective counsel, accountants and advisors.

    9. BINDING EFFECT. It is understood that this Letter of Intent constitutes a statement of our mutual intentions with respect to the sale of the assets and specifies our agreement as to the price to be paid for the Assets, certain of the conditions to KR's and CHS's obligations and certain other terms of the transaction. It also specifies our agreement as to the basis on which we will proceed

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Mr. Ram Singla
May 28, 1997
Page 3

from this point forward as we negotiate a definitive Purchase Agreement. CHS and KR each acknowledge that this Letter of Intent does not contain all matters upon which agreement must be reached in order for the transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the transaction itself. Such binding commitment will result only from the execution of the definitive Purchase Agreement subject to the conditions expressed therein. Notwithstanding the foregoing, however, the provisions contained herein are intended and agreed by CHS and KR, effective and enforceable upon the execution of this Letter of Intent.

    10. RELEASE OF RIGHT OF FIRST REFUSAL. In addition to the foregoing, KR currently has a right of first refusal to construct and operate two additional concessions at the Denver International Airport. KR does not currently intend to construct the capital improvements for those concessions.
 However, KR believes the other remaining concessions at Denver International Airport will be benefitted by an increased presence by CHS. Accordingly, KR hereby waives its right of first refusal on those concessions in exchange for CHS's commitment to construct capital improvements and commence operations at those facilities as promptly as reasonably possible. The Release contained in this paragraph is intended to be a binding agreement effective upon the execution of this letter of intent. Notwithstanding the foregoing, if the parties fail to consumate a definitive Purchase Agreement, then KR shall have the right to reacquire the operations at the two additional concessions.

    The foregoing constitutes our offer to enter into a definitive Purchase Agreement for the purchase of the Assets and assumption of the Related Liabilities. It also includes a release of KR's right of first refusal on the two concessions yet to be built at Denver International Airport. If the foregoing is acceptable to you, please so indicate by signing and dating the enclosed copy of this letter and returning it to us.


                                     Sincerely


                                     By: /s/ Sayed Ali
                                         -----------------------------
                                         Sayed Ali, President

ACCEPTED AND AGREED:  May 30, 1997

KR International Foods, Inc.

By: /s/ Ram Singla
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    Ram Singla, President